Exhibit 99.1

Peninsula Gaming, LLC Announces Financial Results for the Quarter Ended March 31, 2005

Peninsula Gaming, LLC reports record quarterly Net Revenue
and Adjusted EBITDA
Evangeline Downs Net Revenue growth 19%; Adjusted EBITDA growth 52%
Diamond Jo Net Revenue growth 11%; Adjusted EBITDA growth 15%
Consolidated Net Revenue growth 16%; Adjusted EBITDA growth 29%

(Dubuque, IA - May 3, 2005) Peninsula Gaming, LLC (the "Company"), the parent of Diamond Jo, LLC ("DJL"), which owns and operates the Diamond Jo Casino in Dubuque, Iowa, and The Old Evangeline Downs, L.L.C. ("OED"), which owns and operates Evangeline Downs Racetrack and Casino in Opelousas, Louisiana, today reported financial results for the quarter ended March 31, 2005.  A conference call with management will be scheduled and announced during the week of May 9, 2005.

FIRST QUARTER 2005 RESULTS

Consolidated Results

Net revenues increased 16% to approximately $41.2 million for the first quarter of 2005 from approximately $35.6 million in the first quarter of 2004.  Income from operations during the first quarter of 2005 rose to $6.6 million as compared to $5.1 million reported in the first quarter of 2004.  Net loss to common members' interest for the first quarter of 2005 was $0.2 million, compared to $2.6 million for the first quarter of 2004.

In the first quarter of 2005, the Company reported Adjusted EBITDA of $11.0 million, an increase of 29% when compared to $8.5 million for the first quarter of 2004 and a record level for any quarter in the Company's history.  Refocused promotional and complimentary efforts along with improvements to our slot product at the end of 2004 contributed to casino revenue growth of approximately $5.2 million, resulting in an increase in Adjusted EBITDA margin to 27% versus 24% in the first quarter of 2004. Adjusted EBITDA is defined as EBITDA (earnings before interest, taxes, depreciation and amortization), adjusted for development expense, pre-opening expense, affiliate management fees and gain or loss on disposal of assets.  See the accompanying tables and footnotes, which discuss the Company's use of Adjusted EBITDA and reconcile Adjusted EBITDA to income from operations and net loss to common members' interest.

The Company ended the quarter with $16.0 million of cash (of which $6.1 million is restricted cash).   Total debt outstanding at March 31, 2005 including the current portion, was $276.8 million, including slot financing of $7.2 million. At March 31, 2005, the Company had $17.4 million available under its revolving credit facility.  The Company made $2.5 million of capital expenditures during the quarter ended March 31, 2005. Of this total, $0.9 million related to construction and development activities at Evangeline Downs Racetrack and Casino and $0.5 million and $1.1 million related to non-construction related improvements and maintenance capital expenditures at DJL and OED, respectively.

Diamond Jo

In the first quarter of 2005, net revenues at the Diamond Jo increased 11% to approximately $13.5 million from approximately $12.2 million in the first quarter of 2004.  Net revenues include casino revenues of approximately $13.1 million and food and beverage and other revenues of approximately $0.7 million, less promotional allowances of approximately $0.3 million.  Adjusted EBITDA at the Diamond Jo increased 15% to approximately $4.3 million from approximately $3.7 million in the first quarter of 2004.  Despite an increase in state gaming taxes from 20% to 22%, Adjusted EBITDA margin increased to 32% from 30% for the first quarter of 2004.

Evangeline Downs Racetrack and Casino

In the first quarter of 2005, net revenues at OED increased 19% to approximately $27.7 million from approximately $23.4 million in the first quarter of 2004.  Net revenues include casino revenues of approximately $22.4 million, racing revenues of approximately $3.3 million, video poker revenues of approximately $0.6 million and food and beverage and other revenues of approximately $2.6 million, less promotional allowances of approximately $1.2 million.  Adjusted EBITDA at OED increased 52% to approximately $7.3 million from approximately $4.8 million in the first quarter of 2004.  Strong casino revenue increases of 24% combined with significant decreases in labor costs contributed to an increase in Adjusted EBITDA margin to 26% from 20% during the first quarter of 2004.

WORTH COUNTY

On November 10, 2004, the Company submitted an application to the Iowa Racing and Gaming Commission to operate a moored barge in Worth County, Iowa.  Based on a schedule set by the Iowa Racing and Gaming Commission, any licenses granted are expected to be granted at a meeting on May 11, 2005.  If we are able to obtain a license at such meeting, we plan on having the facility open by the third quarter of 2006.

The Company's proposed facility is expected to contain approximately 500 slot machines, 12 table games and 5 poker tables.  In addition, the proposed facility is expected to include a restaurant, two fast food outlets and a bar with entertainment space.

The estimated cost of the project is expected to be approximately $40.4 million.  If a license is granted to the Company by the Iowa Racing and Gaming Commission, the Company intends to finance the project through operating cash flow, borrowings under its senior credit facility and vendor equipment financing.

Forward-looking Statements

This press release contains forward-looking statements that are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements involve a number of risks, uncertainties or other factors beyond the Company's control, which may cause material differences in actual results, performance or other expectations.  These factors include, but are not limited to general economic conditions, competition, risks associated with new ventures, government regulation, including, licensure requirements, legalization of gaming, availability of financing on commercially reasonable terms, changes in interest rates, future terrorist acts, and other factors detailed in the Company's filings with the Securities and Exchange Commission.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date thereof.  The Company assumes no obligation to update such information.

Peninsula Gaming, LLC
Condensed Consolidated Statements of Operations (Unaudited)

	Three Months Ended March 31, 2005	Three Months Ended March 31, 2004
REVENUES:
Casino	$ 35,437,924	$ 30,193,349
Racing	3,338,269	3,578,762
Video poker	607,946	786,841
Food and beverage	2,992,104	2,817,800
Other	250,934	201,117
Less promotional allowances	(1,422,712)	(2,012,473)
Total net revenues	41,204,465	35,565,396

EXPENSES:
Casino	18,089,301	15,463,986
Racing	2,741,972	2,990,987
Video poker	467,489	536,312
Food and beverage	2,333,586	2,274,733
Boat operations	579,362	573,061
Other	97,760	124,993
Selling, general and administrative	5,932,435	5,101,521
Depreciation and amortization	3,937,851	2,896,063
Pre-opening expense	39,350	221,283
Development expense	135,677	21,270
Affiliate management fees	307,114	256,375
Gain on disposal of assets	(37,438)
Total expenses	34,624,459	30,460,584

INCOME FROM OPERATIONS	6,580,006	5,104,812

OTHER INCOME (EXPENSE):
Interest income	13,475	57,085
Interest expense, net of amounts capitalized	(6,685,764)	(7,692,728)
Interest expense related to preferred members' interest, redeemable	(90,000)	(90,000)
Total other expense	(6,762,289)	(7,725,643)

NET LOSS TO COMMON MEMBERS' INTEREST	$ (182,283)	$ (2,620,831)

Peninsula Gaming, LLC
Supplemental Data Schedule (Unaudited)
(In thousands)

The following is a reconciliation of Adjusted EBITDA to income from operations and net loss to common members' interest:

	Adjusted EBITDA (1) Three Months Ended March 31,
	2005	2004
General corporate	$ (599)	$ 0
Diamond Jo	4,253	3,705
Evangeline Downs	7,309	4,795
Total Adjusted EBITDA (1)	10,963	8,500
General corporate:
Development expense..................................................	(53)
Diamond Jo:
Depreciation and amortization......................................	(1,009)	(577)
Development expense..................................................	(37)	(21)
Loss on disposal of assets............................................	(24)
Evangeline Downs:
Depreciation and amortization......................................	(2,929)	(2,319)
Pre-opening expense....................................................	(39)	(222)
Development expense..................................................	(46)
Affiliate management fees.............................................	(307)	(256)
Gain on disposal of assets............................................	61
Income from operations	6,580	5,105
Diamond Jo:
Interest expense, net....................................................	(2,412)	(2,807)
Evangeline Downs:
Interest expense, net....................................................	(4,350)	(4,919)
Net loss to common members' interest.........................	$ (182)	$ (2,621)

(1)	Management uses Adjusted EBITDA as a supplemental financial measure in the evaluation of the performance of its businesses and believes that Adjusted EBITDA provides a meaningful measure of its ability to meet future debt service, capital expenditures and working capital requirements. Management also believes that Adjusted EBITDA is useful because it is reflective of operating decisions and other factors that affect operating performance. Management further believes that EBITDA (and varying adjustments thereto) is a commonly used measure of operating performance in the gaming industry and is an important basis for the valuation of gaming companies. Management uses Adjusted EBITDA to compare operating results among properties and between accounting periods and to develop compensation plans, to measure personnel performance and to allocate capital assets. Adjusted EBITDA, however, is not a financial measure under accounting principles generally accepted in the United States (GAAP). Accordingly, its use should not be construed as an alternative to operating income, as an indicator of the Company's operating performance, or as an alternative to cash flow from operating activities, as a measure of liquidity, or as an alternative to any other measure determined in accordance with GAAP. The Company has significant uses of cash, including capital expenditures, interest payments and debt principal repayments, which are not reflected in Adjusted EBITDA. Because Adjusted EBITDA excludes some, but not all, items that affect net income and may vary among companies, Adjusted EBITDA as presented by the Company may not be comparable to similarly titled measures of other companies.

Contacts:

         Peninsula Gaming, LLC
         Natalie A. Schramm, 563-690-2120